EXHIBIT 10.15

                        SHARE PURCHASE AGREEMENT
                        ------------------------


     THIS SHARE PURCHASE AGREEMENT ("Agreement"), dated as of July 31, 2000, is by and between HOST AMERICA CORPORATION, a Colorado corporation ("Host" or "Buyer"), LINDLEY FOOD SERVICE CORPORATION, a Connecticut corporation ("Lindley" or the "Company"), and GILBERT J. ROSSOMANDO and MARK J. CERRETA, the Shareholders of Lindley (each a "Seller" and collectively the "Shareholders" or "Sellers").

                                RECITALS:

     WHEREAS, the Shareholders are the record and beneficial holders of one hundred percent (100%) of the issued and outstanding shares of Lindley's outstanding capital stock;

     WHEREAS, the Company owns and operates food service operations in Connecticut and elsewhere;

     WHEREAS, Sellers desire to sell, and Buyer desires to purchase all of the issued and outstanding shares of capital stock of Lindley (the "Shares"), for the consideration and on the terms set forth in this Agreement; and

     WHEREAS, Host, the Shareholders, and Lindley desire to formally set forth the terms and conditions of the purchase contemplated herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


     1. CONVEYANCE, PURCHASE, AND SALE OF STOCK. Subject to the terms and conditions provided in this Agreement, the Shareholders agree to transfer to Host all right, title, and interest in and to the Shares at the Closing (as defined herein).

     2. PURCHASE PRICE CONSIDERATION. The purchase price ("Purchase Price") for the Shares is $4,700,000, and a ten percent (10%) Earnout (as described herein) to be allocated among the Sellers as specified in the Schedule of Selling Shareholders.

          2.1. The Purchase Price shall be payable as follows:

               a.   $3,700,000 cash payment (the "Cash Purchase Price") at
Closing;

               b. One hundred ninety eight thousand, one hundred twenty two (198,122) shares of Host's "restricted" Common Stock ("Host Common Stock") which have been valued for the purposes of this transaction at $1,000,000, based on the average market closing price as quoted on the NASDQ Small Cap Market(TM) for the five (5) consecutive business days during the period from July 24,

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2000 through July 31, 2000. The shares are subject to transfer and sale restrictions commencing on the Closing Date and extending until July 18, 2003 ("Lock-Up Period"). The shares will be subject to a Registration Rights Agreement attached as Exhibit B. At the Closing, Host will arrange for American Securities Transfer and Trust , Inc., the transfer agent of the Host Common Stock to deliver to Sellers one or more certificates (as requested by Sellers) representing the Host Common Stock against delivery by the Sellers of the original stock certificates and executed stock transfer powers with respect to the Shares. All shares of Host Common
Stock delivered to the Sellers will bear a restricted legend prohibiting sale, transfer, pledge, hypothecation, or assignment for the Lock-Up Period;

               c. Buyer shall pay to Sellers collectively an amount (the "Earnout") equal to a ten percent (10%) earnings interest ("Earnout Percentage Points") in the on-going operations of the Company. The Earnout payable in any one year is equal to the product of the Earnout Percentage Points multiplied by the product of 2.25 times Earnout EBITA, which calculation is subject to and limited by the provisions of Section
2.2 (each an "Earnout Payment").

          2.2  EARNOUT

               a. EARNOUT EBITA. "Earnout EBITA" is defined as the earnings before interest income and expense, income taxes, and goodwill amortization calculated in accordance with GAAP of the Lindley operations over a two (2) year period, ending June 30 of the particular exercised year. Earnout EBITA will not include deductions for general corporate overhead allocations from Host or any of its affiliated companies including without limitation,(i) any additional depreciation, amortization or other expense resulting from the write-up of any asset any amortization of goodwill or other intangibles relating to the acquisition of the Company by Host; (ii) any expenses directly or indirectly incurred in connection with the financing of the acquisition of the of the Company by Host or any refinancing of the indebtedness of the Company; (iii) any gain, loss, income or expense resulting from a change in the Company's accounting methods, principles or practices or a change in GAAP or any GAAP election or treatment not made or utilized by the Company in its Unaudited Financial Statements for its fiscal year 2000; (iv) any employee termination or other costs arising out of a consolidation of services or facilities subsequent to the acquisition by Host of the Company; (v) any employment related costs associated with personnel required by Host to be employed by the Company that the Company would not otherwise have employed; (vi) any expenses directly or indirectly incurred in connection with the acquisition of the Company by Host; and (vii) any reserves or adjustments to reserves which are not consistent with past practices of the Company, but will include Specific Services actually rendered by Host or its affiliates to Lindley. The term "Specific Services" shall mean and refer to services provided by Host to the Company which services and charges for such services have been agreed to by Sellers and Host.

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               b.   DELIVERY OF EBITA FINANCIAL STATEMENTS.    On or before
August 31, 2002 and each August 31 thereafter through and including August 31, 2007, Host shall have prepared and delivered to Seller the income statements for such year for the Company (the "EBITA Financial Statements") which statements shall have been prepared in accordance with GAAP, applied consistent with the Company's past practices, along with a statement setting forth in reasonable detail the computation of EBITA for the applicable two (2) year period, including identification of all excluded items and adjustments and all necessary back up calculations. Host shall provide to the Sellers information which the Sellers shall reasonably request in connection with the preparation of the EBITA Financial Statements. Host's calculation of Earnout EBITA shall be used in determining the amounts to be paid under Section 2.1 (c) unless Sellers have given Host notice (the "EBITA Dispute Notice") that the Sellers dispute Host's calculation of Earnout EBITA. The EBITA Dispute Notice shall be given by Sellers within thirty (30) days after the EBITA
Financial Statements have been given to Sellers and shall set forth in reasonable detail the exclusions or calculations being disputed in good faith. In the event an EBITA Dispute Notice is timely given to Host, Host and the Sellers shall have fifteen (15) days to resolve the dispute and if not resolved, the dispute shall be submitted to a mutually acceptable independent certified public accountant firm (the "CPA's") (other than auditors used by Host or the Company within the past three (3) years, or their successors) which shall be instructed to arbitrate such disputed item(s) and determined Earnout EBITA within thirty (30) days. The resolution of disputes by the CPA's shall be set forth in writing (the "CPA's Findings"). The CPA's Findings shall be conclusive and binding upon and non-appealable by the parties. The determination of Earnout EBITA in the CPA's Findings shall be final as of the date of the CPA's Findings, and may be entered as a final judgment in any court of competent jurisdiction. The costs of the CPA's shall be borne by the losing party.

               c. PAYMENT OF AMOUNTS NOT IN DISPUTE. Notwithstanding anything in this Agreement to the contrary, if an EBITA Dispute Notice has been delivered in accordance with 2.2 b. of this Agreement, and the dispute has not been resolved by the Payment due Date (as defined below), then Host shall (i) to the extent subject to calculation, pay the amount of the EBITA Earnout not in dispute in accordance with the terms of this Agreement, and (ii) pay, if required to do so by the CPA's, any disputed amount of the EBITA Earnout on or before ten (10) days after the date of the CPA's Findings.

               d. PAYMENT OF INTEREST ON DISPUTED AMOUNTS. Interest at the rate of twelve percent (12%) per annum shall be paid by Host on all disputed amounts required by the CPA's to be paid to the Sellers, which interest shall be calculated from the Payment due Date to the date of payment.

               e. TIME AND MANNER OF PAYMENT. All Earnout Payments will be made within ninety (90) days after the particular June 30 period (the "Payment due Date"). However, if either Seller is not employed by Host (excluding because of death, disability, or termination by Host) or its subsidiaries fifteen (15) months after Closing, then both Sellers will not be entitled to any Earnout Payments. All Earnout Payments shall be made in cash to each

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Seller in accordance with their respective percentage interests in the Company as of the date of Closing by delivery of a certified check to such Seller.

               f. ELECTION. Seller shall elect to receive their Earnout Payment by providing written notice to Host within ten (10) days after Sellers receipt of the EBITA Financial Statements as provided in Section
2.2 b. above. Sellers may collectively elect to exercise up to, but not more than five percent (5%) of their Earnout Percentage Points starting June 30, 2002, and, thereafter, have the option to continue to exercise their remaining Earnout Percentage Points on each June 30 anniversary through June 30, 2007. In any given year through June 30, 2007, Sellers may not collectively exercise in excess of five percent (5%) of their Earnout Percentage Points. On June 30, 2007, Buyer shall pay to Seller's collectively a final Earnout Payment based on any remaining unexercised Earnout Percentage Points. See ExhibitD for an example of an Earnout Payment calculation.

          2.3  ADJUSTMENT TO PURCHASE.   The cash purchase price will be
increased by $1.00 for every $1.00 that the Net Equity, defined herein, on the unaudited Closing Date Balance Sheet is more than $800,000 or decreased by $1.00 for every $1.00 that the Net Equity on the Closing Date Balance Sheet (defined herein) is less than $800,000. "Net Equity" shall mean total assets less liabilities on the Closing Date Balance Sheet and shall be calculated in the same manner as the Balance Sheet of the Company for the year ending March 31, 2000. (See Exhibit E for adjustment to Stockholder's Equity as shown on the March 31, 2000 Balance Sheet) The Sellers shall provide Buyer with an unaudited balance sheet as of July 31, 2000, no later than August 31, 2000 ("Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with GAAP applied on a consistent basis with the Unaudited Financial Statements. The Closing Date Balance Sheet will include an appropriate liability for accrued vacation and a general reserve for accounts receivable as of the date of the Closing Balance Sheet, in an aggregate amount of $13,200 (the "Accounts Receivable Reserve"). Lindley shall pay to Sellers an amount equal to (i) the Accounts Receivable Reserve less (ii) the accounts receivable as shown on the Closing Date Balance Sheet MINUS the amount of accounts receivable collected by Lindley during the five (5) months after the Closing Date. Said payment, if any, shall be made on or before the earlier of (i) 160 days after the Closing Date or (ii) the date when all accounts receivable as shown on the Closing Date Balance Sheet are collected by Lindley. The Closing Date Balance Sheet shall be subject to review by an accounting firm selected by Buyer, at Buyer's' cost. Unless Buyers give Sellers written objection by the thirtieth (30th) day after Buyer's' receipt of the Closing Date Balance Sheet, then such statement will become final and binding on the parties. If Host objects to the calculations of Net Equity or the Closing Date Balance Sheet and Host and Sellers are able to resolve their dispute within fifteen (15) days after Host's objection, then the agreed upon calculations of Net Equity and the Closing Date Balance Sheet will become final and binding on the parties.
If Host objects to the calculations of Net Equity or the Closing Date Balance Sheet and Host and Sellers are unable to resolve their dispute within twenty-one (21) days after Host's objections, the dispute will be resolved by a mutually acceptable independent certified public accounting firm ("Independent Accountants"). The expenses of the Independent Accountants shall be borne equally between the parties, such that Sellers, in the aggregate, bear fifty percent (50%), and Host bears fifty percent (50%) of such cost. The Independent

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Accountants will be instructed to perform their services as expeditiously as possible. If Host fails to properly object within the time period described above, the resolution of the parties or the resolution of the Independent Accountants, as the case may be, will be the final calculations of Net Equity and Closing Date Balance Sheet and shall be final and binding on the parties. All payments to be made by one party to the other, if any under this Section 2.3 shall be made on the first banking date following five (5) days after such calculations become final and binding. Such payment shall be made by wire transfer of funds to accounts designated in writing by the party entitled to such payment.

     3. REPRESENTATIONS AND WARRANTIES OF LINDLEY AND THE SHAREHOLDERS. As an inducement for Host to enter into this Agreement, Lindley and the Shareholders hereby jointly and severally represent and warrant to Host as set forth below, except as set forth in the Schedules attached hereto, which Schedule shall be acceptable to Host and the Sellers. Such representations and warranties shall be based on facts and circumstances in existence on and as of the date of this Agreement and on and as of the date of Closing. Further, such representations and warranties shall be accurate, complete and restated on and as of the Closing. The Shareholders shall not be responsible for changes in such facts and circumstances which occur after Closing which may affect the continuing accuracy of their
representations and warranties following the Closing.   As used throughout
this Agreement, the following terms shall have the meanings specified or referred to in this Section 3:

          (i) With respect to the term "to the knowledge of," "to the best of the knowledge of," or knowledge of a particular fact or other matter is defined as the person's actual knowledge following reasonable inquiry of the fact or matter.

          (ii) "Material Adverse Effect" shall mean any event or condition which has a significant adverse effect upon Lindley or the business, operations or financial condition of Lindley.

          a. ORGANIZATION AND STANDING. Lindley is a corporation duly organized and validly existing under the laws of the State of Connecticut. Lindley has full power and authority to own and hold its assets, to conduct its business as now conducted, and to own and operate its assets, business, and properties.

          b. AUTHORIZATION; BINDING AGREEMENT. All necessary corporate actions to approve the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been or will be taken by Lindley and the Shareholders. This Agreement and the other agreements executed and delivered by Lindley and the Shareholders hereunder shall constitute the valid and binding obligations of Lindley and the Shareholders enforceable against them in accordance with their terms, except as enforceability may be limited by applicable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

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          c.   CAPITALIZATION; CORPORATE DOCUMENTS. Lindley has an
authorized capital stock consisting of Ten Thousand (10,000) shares of One Dollar ($1.00) par value Common Stock, Three Hundred (300) of which are issued and outstanding (the "Lindley Common Stock") and 300 shares of $1000 par value Preferred Stock, 300 shares of which, are issued and outstanding (the "Lindley Preferred Stock"). All of the issued and outstanding Lindley Common Stock and Lindley Preferred Stock is owned of record and beneficially by the Shareholders. Annexed hereto as Schedule 3.c.(1) and made a part hereof is a complete and correct description of the ownership of the Lindley Common Stock and Lindley Preferred Stock, including the number of shares held and the certificate numbers of each of the stock certificates and the date of such issuance, as shown on Lindley's books and records at Closing. Except as disclosed in Schedule 3.c.(2), there are no other classes of equity, options, warrants, calls, rights or commitments or any other agreements of any character relating to the sale, issuance, or voting of any shares of the Lindley Common Stock or Lindley Preferred Stock or any securities convertible into or evidencing the right to purchase any shares of the Lindley Common Stock or Lindley Preferred Stock.

          d. TITLE TO LINDLEY COMMON STOCK. The Shareholders have good and marketable title to, and own and will continue to own free and clear of all claims, liens, pledges, options, and other encumbrances, all of the Lindley Common Stock listed in Schedule 3.c.(1). All of the Lindley Common Stock has been validly issued, fully paid, non-assessable with no personal liability attaching to the ownership thereof and have not been issued in violation of the preemptive rights of any equity holder.

          e.   STATUS OF LINDLEY COMMON STOCK.  Except as set forth on
Schedule 3(e), none of the Lindley Common Stock is subject to any shareholder agreement, voting agreement, voting trust, buy-sell agreement, or any other similar agreement. The Lindley Common Stock shall be transferred to Host at the Closing free and clear of all claims, pledges, security interests, liens, or encumbrances or other restrictions or limitations of any kind, including inheritance or estate tax liens, pledges, options, or other encumbrances.

          f. Capacity of Lindley Common Stock Owner. The Shareholders are under no present legal disability to enter into and perform this Agreement. The Shareholders will have full power and authority to perform all of their respective obligations under this Agreement as of the Closing.

          g.   FINANCIAL INFORMATION.   The unaudited Balance Sheets of
Lindley as of March 31, 2000 (the "Balance Sheets") and the related unaudited Statements of Operations and Shareholder's Equity ("Unaudited Financial Statements") as of March 31, 2000 for the fiscal years of Lindley, and the unaudited balance sheet and Statement of Operations for the months of April and May, 2000 ("Interim Financial Statements") were prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied during the periods involved, are in accordance with the books and records of Lindley, and present fairly the financial position of Lindley, as of such dates and for such periods. Since March 31, 2000 there have been no material adverse changes in the financial condition or business operations of Lindley which would have a Material Adverse Effect. All transactions between Lindley and

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the Shareholders related to the business or operations of Lindley for the time periods covered thereby have been properly recorded in such Interim Financial Statements and Unaudited Financial Statements.

          h. The financial books and records of Lindley, are complete and correct and have been maintained in accordance with good business and accounting practices in all material respects, and the financial records reflect all payroll accruals for bonuses through the date of such records.

          i. Lindley's books and records accurately reflect the basis for the financial condition and the revenues, expenses, and results of operations of Lindley and together with all disclosures expressly made in this Agreement (including schedules), present fairly the financial condition and the revenues, expenses, and results of operations of Lindley. No information, records, systems, controls, or other data required for the operation or administration of Lindley are recorded, stored, maintained by, or otherwise dependent upon, any computerized or other system, program, or device that is not exclusively owned and controlled by Lindley or, in the case of software programs, under license using legally obtained and commercially available software; and, on the Closing Date, Lindley will have originals of all such records, systems, controls, or data in its possession or control, including, where applicable, copies of all computer software and documentation pertaining thereto.

          j. TAX RETURNS AND REPORTS; AUDITS. Other than the Corporate Income Tax Return Form 1120 and State of Connecticut Income Tax Return Form CT 1120 for the fiscal year ending March 31, 2000, Lindley has filed all federal, state, local, and other tax returns and reports which are required to be filed and has paid in full when due all taxes, interest, penalties, assessments, and deficiencies which have been assessed or levied against Lindley or which are otherwise payable by Lindley under applicable law. Unless reflected on the Closing Date Balance Sheet as of the Closing, any additional taxes, interest, penalties, assessments, and deficiencies that shall become due and payable with respect to any tax return or tax obligation of Lindley arising from the operation of Lindley's business or ownership of the Company's assets prior to the Closing Date shall be the responsibility of the Shareholders. Notwithstanding anything to the contrary in this Agreement, the obligation of the Shareholders under the preceding sentence shall be deemed a covenant, rather than a representation or warranty. Without limiting the foregoing, Lindley and/or the Shareholders have paid, when due, all federal, state, and local income taxes, all state and local real property and personal property, sales, and use taxes, and all federal, state, and local withholding taxes (for amounts paid to employees, creditors, and third parties), and FICA amounts and has filed all applicable tax reports and returns. Lindley and the Shareholders have properly and timely filed all other reports and returns required by any governmental agency or department. No deficiency assessment with respect to, or proposed adjustment of, Lindley's federal, state, county, or local taxes is pending, or to the best of the knowledge of Lindley and the Shareholders is threatened. There is no filed tax lien, whether imposed by federal, state, county, or local taxing authority outstanding against any of Lindley's assets or the Shares.

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          k.   UNDISCLOSED LIABILITIES.  Except as set forth in Schedule 3.k.
or as disclosed in the other Schedules of this Agreement, Lindley has no liabilities or obligations except for liabilities or obligations reflected or reserved against in the Unaudited Financial Statements, Interim Financial Statements, Balance Sheets, and liabilities incurred in the normal course of business prior to Closing.

          l. ASSETS. Except as set forth in Schedule 3.l, Lindley has good, valid, and transferable title to each of their respective assets, free and clear of all deeds of trusts, mortgages, liens, charges, claims, pledges, security interests, and encumbrances and other interests of any kind whatsoever.

          m. INTELLECTUAL PROPERTY. Schedule 3.m. contains a list of applications and registrations of all patents, trademarks, servicemarks, developed software, proprietary rights, trade names, and copyrights and all applications which are in the process of being prepared, owned by, or registered in the name of Lindley or of which Lindley is a licensee (collectively, "Intangibles"). The Intangibles are free of any known infringement and no claim is pending or threatened to the effect that the operations of Lindley infringe upon, or conflict with, the asserted patent, trademark, servicemark, or copyright rights of any other person and there is no basis for any such claim (whether or not pending or threatened).

          n. LEASES. The real property leases set forth on Schedule 3.n.(1) ("Real Property Leases") are the only Real Property Leases used in connection with conducting the business of Lindley as presently conducted. The equipment leases listed in Schedule 3.n.(2) are the only equipment leases (the "Equipment Leases") presently used in connection with conducting the business of Lindley. Lindley has furnished Host true, correct, and complete copies of the Real Property Leases and Equipment Leases, including all amendments, supplements, modifications, and waivers. Lindley has fully and timely performed all of its respective obligations as lessee thereunder including, without limitation, their obligation to make repairs and improvements under the Real Property Leases. No party to a Real Property Lease or Equipment Lease has made a claim to the effect that Lindley or the Shareholders have failed to perform an obligation thereunder. No consents to an assignment and assumption are required under such leases except as set forth on Schedules 3.n.(1) and 3.n.(2).

          o. LITIGATION. Except as may be listed in Schedule 3.o., no judgment, order, writ, injunction, decree, or arbitration award is issued or outstanding against or affecting Lindley or Lindley's assets, and no litigation, arbitration, action, special assessment, charge, lien, suit, judgment, proceeding, inquiry, or investigation is pending or outstanding before any forum, court, or governmental body, department, or agency of any kind, or, is threatened, to which Lindley is a party or which affects the assets of Lindley or the Shares.

          p. PERSONNEL. Except as may be set forth on Schedule 3.p., Lindley does not have any employment contract (written or oral) with any of the employees, and the employment of all of Lindley's employees is terminable at will without payment of any severance or other compensation other than base salary, wages, vacations and sick leave, regular bonuses, and amounts accrued through the date of termination.

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Except as set forth on Schedule 3.p., Lindley is not a party to any pension or profit sharing plan or any other type of employee benefit plan.

          q. INSOLVENCY. No insolvency proceeding of any character including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntarily or involuntary, affecting Lindley, the Sellers, or any of Lindley's assets is pending or, to the best of Lindley's and the Shareholders' knowledge, threatened. Lindley and the Shareholders have not taken any action in contemplation of any insolvency proceedings.

          r. OPERATION IN ORDINARY COURSE. Except as disclosed in the Unaudited Financial Statements or Interim Financial Statements or as set forth in Schedule 3.r., since March 31, 2000, Lindley has been operated only in the ordinary course and, without limiting the generality of the foregoing, Lindley has not:

               i. Sustained any damage, destruction, or loss, by reason of fire, explosion, earthquake, casualty, labor trouble, requisition, or taking of property by any government or agency thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default, or modification of contracts, governmental restriction or regulation, other calamity, or other similar or dissimilar event (whether or not covered by insurance), materially and adversely affecting its condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations, or prospects;

               ii. had any material adverse change in its condition (financial or otherwise), earnings, business, assets, properties, liabilities, or operations;

               iii. Issued, authorized for issuance, or sold any equity security, bond, note, or other security, or granted, or entered into, any commitment or obligation to issue or sell any such equity security, bond, note, or other security, whether pursuant to offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights, or otherwise;

               iv. Incurred additional debt for borrowed money, or incurred any material obligation or liability (fixed, contingent, or otherwise) except in the ordinary and usual course of its business;

               v. Paid any obligation or liability (fixed, contingent, or otherwise), or discharged or satisfied any lien or encumbrance, or settled any liability, claim, dispute, proceeding, suit, or appeal, pending or threatened against it or any of its assets or properties, except in the ordinary and usual course of its business;

               vi. Mortgaged, pledged, otherwise encumbered, or subjected to lien any of its assets or properties, tangible or intangible, except for liens for current taxes which

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are not yet due and payable and purchase-money liens arising out of the purchase or sale of products or services made in the ordinary and usual course of its business;

               vii. Sold, transferred, leased, licensed, or otherwise disposed of any material asset or property, tangible or intangible, except in the ordinary and usual course of its business, or discontinued any product line or the manufacture, sale, or other disposition of any of its products or services;

               viii. Purchased or otherwise acquired any debt or equity securities of any corporation, partnership, joint venture, firm, or other entity;

               ix. Made any expenditure for the purchase, acquisition, construction, or improvement of a capital asset, except in the ordinary and usual course of its business;

               x. Entered into any transaction or contract, or made any commitment to do the same, except in the ordinary and usual course of business and (except for customer contracts) not involving an amount in any case in excess of $25,000.00;

               xi. Other than in the ordinary course of business, waived any right or claim or canceled any debts or claims or voluntarily suffered any extraordinary losses;

               xii. Sold, assigned, transferred, or conveyed any property rights, except in the ordinary and usual course of business;

               xiii. Effected any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance deferred compensation, or any other employee benefit plan or arrangement;

               xiv. Paid to or for the benefit of any of its directors, officers, or shareholders any compensation of any kind other than base wages, bonuses, salaries, and benefits;

               xv. Effected any change in its directors or executive management;

               xvi. Effected any amendment or modification in its Articles of Incorporation or Bylaws;

               xvii. Had any labor trouble that has or might reasonably be expected to materially and adversely affect its condition (financial or otherwise), earnings, business, assets, liabilities, properties, or operations;

               xviii. Changed its accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates);

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               xix. Revalued any of its assets;

               xx. Made any loan to any person or entity, or guaranteed any loan;

               xxi. Except with respect to the Lindley preferred Shares, declared, set aside, or paid any dividend or other distribution of any type or kind whatsoever in respect of its capital stock or otherwise (including bonus distributions to shareholders) or redeemed, purchased, or otherwise acquired, directly or indirectly, any of its capital stock;

               xxii. Transferred any assets necessary to operate the business to any affiliated person or entity; or

               xiii. Agreed, committed, or entered into any other understanding to do any of the things described in the preceding subsections i. through xxiii.

          s. ACCESS TO INFORMATION. Lindley and the Shareholders have allowed Host full and free access to all information in their possession concerning Lindley. There are no facts known to Lindley or the Shareholders which (either individually or in the aggregate) may have a Material Adverse Effect upon the operation of Lindley's business, Lindley's assets, or the liabilities of Lindley incurred in connection with its operation of Lindley's business which have not otherwise been disclosed to Host or its agents.

          t. ACCOUNTS RECEIVABLE. All of the accounts receivable owing to Lindley now and on the Closing Date, are bona fide accounts receivable of Lindley representing the sales price of (or other sums or fees receivable for or in respect of) goods, merchandise, or services sold or performed by Lindley in valid transactions in the regular course of its business to or for the benefit of its customers. Such accounts receivable, subject to reserves, if any, established within the Unaudited Financial Statements, are good, valid, and enforceable and, to Lindley's knowledge are not subject to offset or counterclaim or otherwise in controversy.

          u. COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS. To Sellers' knowledge, Lindley has complied with all federal, state, local, or foreign laws, ordinances, regulations, and orders applicable to its business, including, without limitation, wage and hour, immigration, and tax laws and regulations. Lindley has all federal, state, local, and foreign governmental licenses and permits necessary for the conduct of its business, the absence of which would have a material adverse effect on Lindley's business. Such licenses and permits are in full force and effect. Lindley or the Sellers have not received any notice of any violations of any such licenses or permits. No proceedings are pending or, threatened to revoke or limit Lindley's use of such licenses or permits.

          v.   AGREEMENTS.  Schedule 3.v. contains a true and complete list of all material contracts, agreements, mortgages, obligations, arrangements, restrictions, and other instruments to which Lindley is a party or by which Lindley or its assets are bound. Such agreements are good, valid, binding and enforceable in full against each party thereto subject to bankruptcy rules. Except as set forth on Schedule 3.v., Lindley is not a party to or bound by any agreement or commitment which would restrict or limit its rights to carry on or compete in any business or activity currently conducted by
Lindley.  True and correct copies of all other items set forth on Schedule
3.v. have been or will have been made available to Host prior to the date
hereof.   No event has occurred that (whether with or without notice or lapse of time) would constitute a default by Lindley or to Lindley's and the Shareholders' knowledge, the other party under any of the contracts or agreements set forth in Schedule 3.v. To Lindley's and the Shareholders' knowledge, there are no defaults by the other parties to such contracts or agreements.

          w.   LICENSES; TRADEMARKS; TRADE NAMES.   Except as set forth on
Schedule 3.w., Lindley does not have, nor does it own or use in its business any licenses of (except for licenses for use of off-the-shelf software), patents, trademarks, trade names, service marks, registered copyrights, patents, or any applications for any of the foregoing that relate to its business. Lindley's conduct of its business and its use of any intellectual property does not infringe and there are no asserted claims or, threats of infringement by Lindley upon the intellectual property right of another party.

          x. APPROVALS REQUIRED. Except as set forth on Schedule 3.x. or as contemplated or as required by this Agreement, no approval, authorization, consent, order, or other action of, or filing with, any person, firm, or corporation or any court, administrative agency, or other governmental authority is required in connection with the execution and delivery by the Shareholders of this Agreement or the consummation by them of the transactions described herein, except to the extent that the Shareholders may be required to file reports in accordance with relevant regulations under federal and state securities laws upon execution of this Agreement and/or consummation of the transactions contemplated hereby.

          y.   EMPLOYEE BENEFIT PLANS.

               i. Schedule 3.y. sets forth the names of the employees of Lindley.

               ii. Except as disclosed on Schedule 3.y., Lindley does not have any "employee benefit plans" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Lindley has furnished Host true and correct copies or descriptions of all programs, including, without limitation, any pension plans, health and welfare plans, life, disability, medical, dental, or hospitalization insurance plans, sick leave, vacation accrual, or holiday plans, bonus, savings, profit-sharing, or other similar benefit plans, deferred compensation, stock option, stock ownership, and stock purchase plans covering employees or former employees of Lindley. To Seller's knowledge, each such plan or program has been operated substantially in accordance with its terms and, to the extent applicable, ERISA and the Code. Lindley does not sponsor or contribute to, nor has it ever sponsored or been required to contribute to, any "multi-employer plan," as such term is defined in Section 3(37) of ERISA.

               iii. Except as set forth on Schedule 3.y., Lindley does not have any written contracts, or oral contracts (other than at-will contracts), including any employment, management, agency, or consulting contracts, with respect to any of its current or retired employees, consultants or independent contractors.

               iv. Lindley is not a party to any collective bargaining agreement and there are no union organizational activities or efforts to effect a representation election pending or to Lindley's or the Shareholders' knowledge, threatened.

               v. To Seller's knowledge ,Lindley has complied in all material respects with all applicable laws relating to the employment of labor, including the provisions thereof relating to benefits required to be provided under Part VI of Subtitle B of Title I of ERISA or Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the "Code") (Part VI of Subtitle B of Title I of ERISA and Section 4980B(F) of the Code are collectively referred to as, "COBRA"), wages, hours, working conditions, employee benefit plans, and the payment of withholding and Social Security and Medicare taxes.

               vi. True, complete, and correct copies of all employment agreements with non-billable employees have been provided to Host. Such agreements are in full force and effect and validly enforceable except for those agreements whose terms have expired.

          z.   ENVIRONMENTAL MATTERS.   To Seller's knowledge, Lindley is
in compliance in all material respects with all laws, rules, and regulations relating to environmental protection and conservation (including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act and the Superfund Amendments and Reauthorization Act of 1986, as amended, and all applicable state laws pertaining to the environment), and neither Lindley nor the Shareholders have received any notification of any asserted present or past failure to so comply with such laws, rules, or regulations. Lindley has obtained and is in material compliance with all permits, licenses, and other authorizations required under federal, state, and local laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or hazardous or toxic materials or wastes (collectively, "Environmental Requirements"). To Lindley's and the Shareholders' knowledge, there are no circumstances which may interfere with or prevent continued compliance, or which may give rise to any liability, or otherwise form the basis of any claim, or investigation under Environmental Requirements, relating to the operation of Lindley's business. For the purpose of this Section, "hazardous substances" shall include, without limitation, (1) hazardous substances as defined in the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and regulations thereunder, and (2) any substance for which state or local laws require the clean-up, removal, or other special handling of such materials or imposing liability based upon improper handling thereof.

          aa. INSURANCE. Schedule 3.aa. contains a list of all insurance policies currently in effect and owned or held by Lindley, and identifies for each such policy, the underwriter, policy number, coverage type, premium, expiration date, and deductible. All of the insurance policies listed on Schedule 3.aa. are outstanding and in full force and effect and all premiums required to be paid with respect to such policies are currently paid.

          bb. BANK ACCOUNTS. Schedule 3.bb. contains a list of all bank accounts maintained by, or for the benefit of, Lindley, and a list of all persons having signing authority for Lindley with respect thereto.

          cc.  CUSTOMERS.  Set forth on Schedule 3.cc. is a list of the ten
(10) largest customers of Lindley based on the dollar volume of revenue generated by that customer for the twelve (12) month period ended March 31, 2000. No such customer has terminated or, is presently threatening to terminate its relationship with Lindley and no such customer will have the right to terminate its business relationship as a result of the matters contemplated by this Agreement.

          dd. APPROVAL. The Board of Directors of Lindley has approved the execution of this Agreement and the transactions contemplated hereby.

          ee. TERMINATION OF AGREEMENTS. Schedule 3.ee. contains a list of all agreements between Lindley on the one hand and the Shareholders on the other. All such agreements will be terminated absolutely at or prior to the Closing Date without any liability on the part of Lindley.

          ff. ASSETS AND FACILITIES. Schedule 3.ff.(1) contains a list of all of Lindley's facilities and offices as of the Closing Date. Schedule 3.ff.(2) contains a list of all of Lindley's fixed assets, with an estimated individual value in excess of $500, whether owned or the subject of a capitalization lease as of the date of this Agreement. Each such
Schedule is true, correct, and complete as of the date specified. The present assets of Lindley used in its business are adequate for the conduct of its business and includes all proprietary rights, tangible and intangible property applicable to and used in connection with the business of Lindley.

          gg. NON-ARM'S LENGTH MATTERS. Except as set forth on Schedule 3gg, Lindley is not a party to or bound by any agreement with, is not indebted to, and no amount is owing to Lindley by any of the Shareholders or any of the Shareholders' relatives, friends, or affiliates or any person not dealing at arm's length with Lindley.

          hh. LINDLEY'S STATUS. To Lindley's and the Shareholders' knowledge, Lindley has not received and does not expect to receive any of its business by virtue of any special governmentally or privately-recognized status, such as, without limitation, small business enterprise, minority business enterprise, disadvantaged business enterprise, or any similar or derivative status.

          ii. FULL DISCLOSURE. No representation or warranty contained herein or any statement contained on the Schedules hereto contains any untrue statement of a material fact or omits any material statement in order to make any material statement not misleading.

          jj. BROKERS. Lindley and/or the Shareholders have not employed or engaged any broker, finder, agent, investment banker, or third party nor have they otherwise dealt with anyone purporting to act in the capacity of a finder or broker, in connection with the transactions contemplated hereby except for Dictor Capital, who was engaged by Lindley and whose fee will be paid by Lindley. No other commissions, finder's fees, or like charges have been or will be incurred in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     4. HOST'S REPRESENTATIONS, WARRANTIES, AND AGREEMENTS. As an inducement for Lindley and the Shareholders to enter into this Agreement, Host hereby represents and warrants to Lindley and the Shareholders as set forth below, except as set forth in the Schedules attached hereto. Such representations and warranties shall be based on facts and circumstances in existence on and as of the date of this Agreement and on and as of the date of Closing. Further, such representations and warranties shall be accurate, complete and restated on and as of the Closing. Host shall not be responsible for changes in such facts and circumstances which occur after Closing which may affect the continuing accuracy of their representations and warranties following the Closing. Disclosure by Host in any Schedule attached hereto to qualify or supplement a representation and warranty shall be deemed to qualify all other relevant representations and warranties. With respect to the term "to the knowledge of," "to the best of the knowledge of ", or knowledge of a particular fact or other matter is defined as the person's actual knowledge following reasonable inquiry of the fact or matter.

          a. ORGANIZATION AND STANDING. Host is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado and is qualified to transact business in the State of Connecticut. Host has full power and authority to purchase the capital stock of Lindley and to conduct its business in the State of Colorado and the State of Connecticut.

          b. AUTHORIZATION; BINDING AGREEMENT. All necessary corporate action to duly approve the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been taken by Host. This Agreement and the other agreements executed and delivered by Host hereunder shall constitute the valid and binding obligations of Host enforceable in accordance with their terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

          c. CAPITALIZATION. Immediately prior to the Closing, Host's authorized capital stock consists of (i) 82,000,000 shares of Common Stock, par value $0.001 per share, of which 1,330,000 shares are issued and outstanding and 198,122 shares will be issued at the Closing, and (ii) 2,000,000 shares of Preferred Stock, par value $0.001 per share, 700,000 shares of which are designated Series A Preferred Stock, all of which are issued and outstanding. All the aforesaid issued and outstanding shares which have been issued prior to the Closing are duly authorized, validly issued, fully paid and non-assessable and upon the consummation of the Closing hereunder all of the shares to be issued at such Closing will be duly authorized, validly issued, fully paid and
nonassessable.    Except as disclosed in Schedule 4.c.(1), there are no
other classes of equity, options, warrants, calls, rights or commitments or any other agreements of any character relating to the sale, issuance, or voting of any shares of the Host Common Stock or any securities convertible into or evidencing the right to purchase any shares of the Host Common Stock.

          d. ABSENCE OF RESTRICTIONS. Host is not a party to any contract, agreement, or other instrument which restricts, limits or in any way affects any aspect of Host's performance of this Agreement and the other agreements executed and delivered by Host hereunder or the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the other agreements executed and delivered by Host hereunder and transactions contemplated hereby by Host do not conflict with, or result in the termination or breach of any term, condition, or provision of, or constitute a default under the Articles of Incorporation or By-Laws of Host, or any contract, lease, agreement, or other instrument or condition to which Host is bound. Host's performance of this Agreement and the other agreements executed and delivered by Host hereunder will not violate any law, regulation, or judgment to which Host is subject.

          e. OTHER CONSENTS. No consents from any governmental, industry, or private regulatory body is required for the issuance of the Host Common Stock to Sellers in accordance with Section 2.1 b. of this Agreement.

          f. ACCESS TO INFORMATION. Host has allowed Sellers full and free access to all information in its possession concerning Host. There are no facts known to Host which (either individually or in the aggregate) could have or would have a materially adverse effect upon the operation of Host, Host's assets, or the liabilities of Host which have not otherwise been disclosed to Sellers.

          g. BROKERS. Host has not employed or engaged any broker, finder, agent, investment banker, or third party nor has it otherwise dealt with anyone purporting to act in the capacity of a finder or broker, in connection with the transactions contemplated hereby except for the Elite Investment Group LLC, who was engaged by Host and whose fee will be paid by Host. No other commissions, finder's fees, or like charges have been or will be incurred in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          h. INVESTMENT REPRESENTATIONS. Host is acquiring the Lindley Common Stock for its own account for investment and not with a view to the distribution thereof or dividing all or any part of its interest therein with any other person. Host understands and acknowledges that the shares of Lindley Common Stock have not been, nor will they be prior to the Closing Date, registered under the Securities Act of 1933, as amended, or registered or qualified under any state securities or blue sky law, but were issued pursuant to specific exemptions therefrom, and, as such, are subject to restrictions on transfer, and that the certificates evidencing the Lindley Common Stock may bear an appropriate legend reflecting the restrictions on transfer under applicable federal and state securities laws. Host represents that it has been furnished all materials relating to Lindley, its business, financial condition, assets, and results of operations, the purchase of the Lindley Common Stock, and any other matters which it has requested. Host further represents that it has been afforded the opportunity to ask questions of and receive answers from the officers and accountants of Lindley concerning Lindley and the Lindley Common Stock and to obtain any additional information which Lindley or the Sellers possess or can acquire related to the Lindley Common Stock without unreasonable effort or expense. Buyer is a sophisticated investor with knowledge and experience in business and financial matters. Buyer is an "accredited investor" as defined in Rule 501 under the Securities Act of 1933, as amended.

          i.   REGISTRATION RIGHTS AGREEMENTS.  Except as set forth on
Schedule 4(i), Host has not granted registration rights to any person or persons.

     5. CONDITIONS PRECEDENT TO HOST'S OBLIGATIONS AT CLOSING. The obligation of Host to consummate the transactions contemplated hereby in connection with the Closing is subject to the fulfillment of each of the conditions set forth below prior to the Closing Date. Host may, in its sole discretion, waive the performance of such conditions. Any such waiver shall only be valid if it is in writing.

          a. REPRESENTATIONS OF WARRANTIES. The representations and warranties of Lindley, and the Shareholders shall be true and correct on and as of the the Closing Date.

          b. PERFORMANCE OF COVENANTS. Lindley and the Shareholders shall have, in all material respects, performed and complied with all covenants, agreements, and conditions of this Agreement to be performed prior to or on the Closing Date and shall give Host reasonable evidence of such performance and compliance.

          c. CERTIFIED RESOLUTION. Lindley and the Shareholders shall have delivered to Host certified copies of the resolutions of Lindley's directors and shareholders in form and substance satisfactory to Host with respect to the authorization of this Agreement and the transactions referred to herein.

          d. APPROVAL OF DOCUMENTS. The form and substance of all certificates, instruments, and other documents delivered to Host under this Agreement shall be reasonably satisfactory in all respects to Host and its counsel.

          e. SATISFACTORY PROCEEDINGS. All proceedings to be taken in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory to Host and its counsel.

          f. OPINION OF COUNSEL. Lindley and Shareholders shall deliver to Host an Opinion of Counsel, dated as of the Closing Date, in a form reasonably acceptable to Host and its counsel.

          g. FINANCIAL STATEMENTS. Lindley has delivered to Host the unaudited Financial Statements and the April Financial Statements which are annexed hereto as Exhibit A.

          h. DELIVERY OF NON-COMPETITION AND EMPLOYMENT AGREEMENT. The Shareholders shall deliver to Host a Non-Competition and Employment Agreement in a form reasonably acceptable to Host.

          i. LOAN DOCUMENTS. Host shall have negotiated and entered into a Commercial Loan and Security Agreement and related agreements with Webster Bank (the "Loan Documents") whereby Host and Lindley shall have obtained a Revolving Credit Loan in the amount of $1,200,000 and a Term Loan in the amount of $2,500,000 (collectively the "Loan Amounts").

     6. CONDITIONS PRECEDENT TO LINDLEY'S AND THE SHAREHOLDER'S OBLIGATIONS AT CLOSING. The obligation of Lindley and the Shareholders to consummate the transactions contemplated hereby in connection with the Closing is subject to the fulfillment of each of the conditions set forth below prior to the Closing Date. Lindley and the Shareholders may, in their discretion, waive the performance of such conditions. Any such waiver shall only be valid if it is in writing.

          a. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Host shall be true and correct on and as the Closing Date.

          b. PERFORMANCE. Host shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to and at the Closing Date and shall have given Lindley and the Shareholders reasonable evidence of such performance and compliance.

          c. CERTIFIED RESOLUTIONS. Host shall have delivered to Lindley and the Shareholders certified copies of the resolutions of its directors, which shall be in form and substance reasonably satisfactory to Lindley and the Shareholders with respect to the authorization of this Agreement and the transactions referred to herein.

          d. SATISFACTORY PROCEEDINGS. All proceedings to be taken in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory to Lindley, the Shareholders, and their counsel.

          e. APPROVAL OF DOCUMENTS. The form and substance of all certificates, instruments, and other documents delivered to Lindley and the Shareholders under this Agreement shall be reasonably satisfactory in all respects to Lindley, the Shareholders, and their counsel.

          f. DELIVERY OF PURCHASE PRICE AND OTHER CONSIDERATION. Buyer shall have delivered to the Shareholders payment of the purchase price as contemplated by Section 2.a.

          g. OPINION OF COUNSEL. Host shall deliver to Shareholders an Opinion of Counsel, dated as of the Closing Date, in a form reasonably acceptable to Shareholders.

          h. REPAYMENT OF INDEBTEDNESS. Host shall have repaid all outstanding debt owed to Fleet National Bank k/n/a Fleet Bank not to exceed $650,000 pursuant to a Four Hundred Thousand ($400,000.00) Dollar Line of Credit Promissory Note dated September 12, 1997 and a Five Hundred Thousand ($500,000.00) Dollar Term Note dated December 15, 1997.

     7. THE CLOSING. Subject to the satisfaction or waiver of the conditions precedent, the effective date of closing of the transactions contemplated by this Agreement ("Closing") will occur on July 31, 2000 (the "Closing Date"), or on such other date as may be agreed by the parties hereto.

          a. HOST'S DELIVERIES. At the Closing, Host shall execute, acknowledge, and deliver (as appropriate) the following:

               i. A Certificate as to its representations and warranties as provided in Section 4;

               ii.  Certified Resolutions as provided in Section 6.c.;

               iii. The Closing Payment in the form of a certified check or bank cashier's check;

               iv. Shares of Common Stock as provided for in Section 2.a.ii. shall be delivered within five business days of the Closing;

               v. Non-Competition and Employment Agreements for Messrs. Rossomando and Cerreta in form and substance acceptable to the parties (the "Non-Competition and Employment Agreements");

               vi. Board Resolutions appointing to the Board of Directors a designee of Lindley to be ratified at the next annual meeting of Shareholders;

               vii. Registration Rights Agreement in form and substance acceptable to the parties (the "Registration Rights Agreement"); and

               viii. Shareholder Voting Agreement in form and substance acceptable to the parties (the "Shareholder Voting Agreement").

          b. LINDLEY'S AND THE SHAREHOLDERS' DELIVERIES. At the Closing, Lindley and the Shareholders shall execute, acknowledge, and deliver (as appropriate) the following:

               i. Lindley's and the Shareholders' capital stock and stock powers;

               ii. A Certificate as to its representations and warranties as provided in Section 3;

               iii. Certified Resolutions as provided in Section 5.c.;

               iv.  All financial bank accounts and records; and

               v.    Non-Competition and Employment Agreements

     8.   COVENANTS AND FURTHER AGREEMENTS.

          a. ACCESS TO RECORDS. The parties to this Agreement shall permit the others to have reasonable access to and make copies of all books, records, and documents for a period of six (6) years following the Closing Date for the purpose of complying with any law or regulation applicable to Lindley, the Shareholders, or Host, as the case may be, or responding to inquiry by any governmental agency or for the purpose of resolving any dispute between the parties or in connection with any legal proceedings. Host shall provide the Shareholders with monthly operations statements of Lindley, for so long as the Shareholders are employed by Host.

          b. COOPERATION. Host, Lindley, and the Shareholders shall cooperate in consummating as soon as reasonably possible the transactions contemplated by this Agreement and each will, at the request of the other, join in taking any action which may be reasonably required in order to consummate the transactions contemplated by this Agreement, including the delivery of all documents and certificates contemplated by this Agreement or reasonably requested by any party to this Agreement or counsel for such party.

          c. REPRESENTATIONS AND WARRANTIES. Neither Host, Lindley, nor the Shareholders will take any action which would in any way cause the representations and warranties made respectively by each in Sections 3 and 4 of this Agreement to become untrue in any material respect.

          d. FULFILLMENT OF CONDITIONS. Lindley, the Shareholders, and Host agree to proceed in good faith to obtain the performance of all conditions over which they exercise discretion or control.

          e. RETIREMENT PLAN. Host shall cause Lindley to pay, on or before November 30, 2000 (or sooner if required by applicable law or the Lindley Food Service Retirement Plan) the sum of One Hundred Forty-Two Thousand Dollars ($142,000.00) representing the accrued Retirement Plan contribution payments authorized by Lindley to be paid to the Lindley Food Service Retirement Plan for the fiscal year ending March 31, 2000.

     9. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

          a. TAX PERIODS ENDING BEFORE THE CLOSING DATE. Buyer shall cause to be prepared and file or cause to be filed any tax Returns of the Company for tax periods which end on or before the Closing Date and that are due after the Closing Date. The preparing party shall permit the other party to review and comment upon each such tax return described in the preceding sentence prior to filing. Sellers shall pay to Buyer within fifteen (15) days after the date on which such taxes are paid any taxes of the Company reflected on such tax returns to the extent such taxes are not reflected in the tax liability shown on the Closing Date Balance Sheet.

          b. TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Buyer shall prepare or cause to be prepared and file or cause to be filed any tax returns of the Company for tax periods which begin before the Closing Date and end after the Closing Date. Buyer shall permit the Sellers to review and comment upon each such tax return described in the preceding sentence prior to filing. Sellers shall pay to Buyer within fifteen (15) days after the date on which taxes are paid with respect to such periods an amount equal to the portion of such taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such taxes are not reflected in the tax liability shown on the unaudited Closing Date Balance Sheet. For purposes of this Section, in the case of any taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any taxes other than taxes based upon or related to income or receipts, be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in the entire taxable period; and (ii) in the case of any tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

          c.   COOPERATION ON TAX MATTERS.

i. Buyer, the Company, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation, or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably necessary to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer shall cause the Company to agree, and Sellers agree: (A) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (B) to give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other party so requests, the Company or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

               ii. Buyer and Sellers further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any governmental body or any other person as may be necessary to mitigate, reduce, or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

               iii. Sellers, collectively, shall be paid an amount equal to any tax refunds of Lindley, if any, received by the Company relating to tax periods ending on or before the Closing Date and shall be entitled to an amount equal to any pro rata tax refunds, if any, received by the Company relating to tax periods beginning before the Closing Date and ending after the Closing Date.

     10.  DEFAULT.

          a. REMEDIES. If any obligation under this Agreement is not performed as provided under the terms of this Agreement, the parties shall have the remedies set forth below, in addition to any other remedies available at law or in equity or specifically provided for under any other provision of this Agreement.

          b. HOST'S DEFAULT. In the event that either (i) all of the conditions precedent to the obligation of Host set forth in Section 5 are satisfied and Host fails to consummate the Closing or (ii) Host defaults in the performance of any material obligation to be performed by Host hereunder, Lindley and the Shareholders may elect to treat this Agreement:

               i. as terminated and Lindley and the Shareholders may recover such damages as may be proper;

               ii. or Lindley and the Shareholders may elect to treat this Agreement as being in full force and effect and Lindley and the Shareholders shall have a right to an action for specific performance or damages, or both.

          c. LINDLEY'S AND THE SHAREHOLDER'S DEFAULT. In the event that either (i) all of the conditions precedent to the obligations of Lindley and the Shareholders set forth in Section 6 are satisfied and Lindley and the Shareholders fail to consummate the Closing or (ii) Lindley and/or the Shareholders default in the performance of any material obligation to be performed by Lindley and/or the Shareholders hereunder, Host may elect to treat this Agreement:

               i. as terminated and Host may recover such damages as may be proper;

               ii. or Host may elect to treat this Agreement as being in full force and effect and Host shall have a right to an action for specific performance or damages, or both.

     11.  INDEMNIFICATION.

          a. INDEMNIFICATION BY SELLERS. Sellers covenant and agree to pay and perform and indemnify and hold Buyer harmless from, against, and in respect of any and all losses, costs, expenses (including, without limitation, reasonable attorneys' fees and disbursements of counsel), liabilities, including, without limitation, any and all debts, liabilities, and/or obligations of any type, nature, or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute, or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), damages, fines, penalties, charges, assessments, judgments, settlements, claims, causes of action, and other obligations of any nature whatsoever, taking into account any tax benefit received (collectively, "Losses") that any of them may at any time suffer, sustain, incur, or become subject to, resulting from or relating to the following:

               i. The breach or falsity of any representation or warranty made by either Lindley or the Shareholders in this Agreement, including the documents, instruments, and agreements to be executed and/or delivered by Lindley and the Shareholders pursuant hereto and thereto; or

               ii. The breach of any covenant or agreement made by either Lindley or the Shareholders in this Agreement, including the documents, instruments, and agreements to be executed and/or delivered by Lindley and the Shareholders pursuant hereto or thereto.

          b. INDEMNIFICATION BY BUYER. Buyer covenants and agrees to pay and perform and indemnify and hold Sellers harmless from, against, and in respect of any and all Losses that they may at any time suffer, sustain, incur, or become subject to, resulting from or relating to the following:

               i. The breach or falsity of any representation or warranty made by Buyer in this Agreement, including the documents, instruments, and agreements to be executed and/or delivered by Buyer pursuant hereto and thereto; or

               ii. The breach of any covenant or agreement made by Buyer in this Agreement, including the documents, instruments, and agreements to be executed and/or delivered by Buyer pursuant hereto or thereto.

          c. CERTAIN LIMITATIONS ON INDEMNIFICATION. Notwithstanding the foregoing, the Indemnifying Party (as defined below) shall have no obligation to indemnify any party for any Losses resulting from or related to any breach or falsity of any representation or warranty made by the Indemnifying Party hereunder until the Indemnified Party shall have suffered Losses by reason of all such indemnifiable matters in excess of $10,000 in the aggregate, and then the Indemnified Party shall be indemnified for the full Losses incurred. Liability of Seller for indemnification under this Section 11 is limited to the extent that (i) Sellers will have no liability for indemnification under this section 13, except for fraud or claims known and undisclosed to Buyer by Sellers at the Closing Date, for claims with respect to Sections 3a., b., f., g., h., q., r., s., t., bb., cc., dd., hh. unless on or before December 31, 2001, Buyer notifies Sellers of a claim to the extent then known by Buyer; or (ii) Sellers will have no liability for indemnification under this Section 13, except for fraud, for claims with respect to Sections 3j., k, p, u, v., w., y., aa., jj., after the applicable statutes of limitations have expired.

          d.   PROCEDURE FOR INDEMNIFICATION.

               (i) In the event a party intends to seek indemnification pursuant to the provisions of Sections 11.a. or 11.b. hereof (the "Indemnified Party"), the Indemnified Party shall promptly give notice hereunder to the other party (the "Indemnifying Party") after obtaining notice of any claim or the service of a summons or other initial legal process in any action instituted against the Indemnified Party as to which recovery may be sought against the Indemnifying Party because of the indemnification provided for in Section 11.a. or 11.b. hereof (but the failure of the Indemnified Party to give prompt notice shall not relieve the Indemnifying Party of liability except to the extent of actual prejudice to the Indemnifying Party resulting therefrom). If, such indemnity shall arise from the claim of a third party, the Indemnified Party shall permit the Indemnifying Party to assume the defense, with counsel reasonably satisfactory to the Indemnified Party, of any such claim and any litigation resulting from such claim at the sole expense of the Indemnifying Party; provided, however, that the Indemnified Party shall not be required to permit such an assumption of the defense of any claim or litigation which may reasonably be expected to result in immediate non-monetary damages or relief. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within twelve (12) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.

               (ii) If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim or litigation shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment entered in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed, or conditioned) or enter into any settlement (except with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed, or conditioned) unless (i) there is no finding or admission of any violation of law and no material adverse effect on any other claims that could reasonably be expected to be made against the Indemnified Party; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the settlement shall include the giving by the claimant or the plaintiff to the Indemnified Party a release from all Liability in respect to such claim or litigation.

               (iii) If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the Indemnified Party shall be entitled to participate in the defense of the claim, but the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it to conduct its defense unless any of the following shall apply: (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; or (ii) the Indemnifying Party's legal counsel shall advise the Indemnifying Party, in writing, with a copy to the Indemnified Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel. If clause (i) or (ii) in the immediately preceding sentence if applicable, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party to represent the Indemnified Party, but in no event shall the Indemnifying Party be obligated to pay the costs and expenses of more than one such separate counsel for any one complaint, claim, action, or proceeding in any one jurisdiction.

               (iv) If the Indemnifying Party does not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it reasonably deems appropriate, and unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party's estimate of the cost (including attorneys' fees) of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may reasonably deem appropriate and the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all costs (including attorneys' fees), expenses, and damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation, or if any such claim or litigation is not so settled, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any claim by a third party in such litigation and for all costs (including attorneys' fees), expenses, and damages incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

     12. EXCLUSIVE DEALINGS. Except for any filings or other disclosures required by applicable securities laws, rules and regulations, Host, Lindley, and the Shareholders agree that neither they nor any of their consultants, advisors, or brokers will discuss the Letter of Intent, this Agreement, the Loan Documents, or the sale of Lindley Common Stock with any other person or entity prior to the Closing Date. Host, Lindley, or the Shareholders may make a public announcement with regard to the purchase and sale of Lindley Common Stock after Closing, provided that the other party shall be furnished in writing the proposed announcement and afforded a reasonable opportunity to comment on the same.

     13. FINDERS, CONSULTANTS, AND BROKERS. The parties hereto hereby represent and warrant to each other that except for Elite Investment Group LLC, who was engaged by Host and whose commission and/or other compensation will be paid by Host and Dictor Capital, who was engaged by Lindley and whose commission and/or other compensation shall be paid by Lindley, there has been no finder, broker, or consultant involved in negotiations leading up to the execution of this Agreement and no finder's, broker's, or consultant's fees or commissions are payable in connection with the transactions contemplated hereby.

     14. SURVIVAL OF COVENANTS, REPRESENTATIONS, AND WARRANTIES. All representations and warranties contained in this Agreement shall survive the Closing Date, provided that no claim based on an alleged breach of or representation or warranty shall be made after the expiration of two (2) years from the Closing Date. All covenants contained in this Agreement shall, unless otherwise limited, survive the Closing Date.

     15. NOTICES. Any notice or other communication any party desires or is required to give to the other parties under the terms of this Agreement shall be deemed to have been given or delivered, when delivered in person or by facsimile transmission to the party being notified or to an executive officer of a corporate party being notified or shall be deemed to have been given or delivered on the date the same is deposited in the United States mail, registered or certified, with proper postage prepaid, return receipt requested, or delivered to an overnight courier service addressed to the party for whom intended at its address given below or to such other address as a party may designate to the others by written notice given in accordance with this Section.

               a.   If to the Shareholders:
                    ----------------------

                         Gilbert J. Rossomando
                         83 Red Barn Road
                         Monroe, Connecticut  06468

                         Mark J. Cerreta
                         83 Red Barn Road
                         Monroe, Connecticut  06468

                    With a required copy to:

                         William M. Petroccio, Esq.
                         Quatrella & Rizio, LLC
                         One Post Road
                         Lanfield, Connecticut  06430
                         Telephone:     203-255-9928

                         Facsimile:     203-255-6618

               b.   If to Host:
                    ----------

                         Host America Corporation
                         Two Broadway
                         Hamden, Connecticut  06518
                         ATTN:          Geoffrey Ramsey/David Murphy
                         Telephone:     203-248-4100
                         Facsimile:     203-230-8667

                    With a required copy to:

                         Berenbaum, Weinshienk & Eason, P.C.
                         370 17th Street, Suite 2600
                         Denver, Colorado  80202-5626
                         ATTN:  John B. Wills, Esq. and/or
                         M. Frances Cetrulo, Esq.
                         Telephone:     303-825-0800
                         Facsimile:     303-629-7610


     16. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the existence, validity, breach or termination thereof, whether during or after its term, will be finally settled by compulsory arbitration. However, in the event of any such controversy or claim, (i) neither party will initiate arbitration within the first thirty
(30) days after the aggrieved party first notifies the other party of the controversy or claim, and (ii) during such thirty (30) day period, representatives of both parties meet at least once in Hamden, Connecticut, to endeavor in good faith to amicably resolve the controversy or claim. To initiate arbitration, either party will submit to the opposing party a written demand for arbitration together with a statement of claim. The opposing party shall submit a response within thirty (30) days, and the parties agree to appoint the sole arbitrator within thirty (30) days thereafter. The arbitrator shall be an arbitrator available under the auspices of the American Arbitration Association, who is experienced in matters involving the food services industry. The procedures to govern the arbitration will be determined by the arbitrator based on written proposals from the parties, and the arbitration will commence not later than 120 days after submission of the original demand. Unless otherwise agreed by the parties, the arbitration proceeding will take place during a period not exceeding sixty (60) days in Hamden, Connecticut. The parties expressly agree that each shall have the right to seek injunctive relief in any court of competent jurisdiction. The arbitral award will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or plead to the arbitrator. Judgment upon the arbitral award may be entered in any court that has jurisdiction thereof. Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the party that resists its enforcement.

     17. LEGAL FEES. The parties to this Agreement shall bear their own legal fees and expenses in connection with the preparation of this Agreement and the consummation of the Closing under this Agreement. If any arbitration or other action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which it may be entitled.

     18. ASSIGNABILITY. This Agreement may not be assigned, in whole or in part, by any party without the prior written consent of the other parties.

     19. ENTIRE AGREEMENT; BINDING EFFECT. The Schedules and Exhibits hereto are an integral part of this Agreement. All understandings and agreements between the parties are merged into this Agreement which fully and completely expresses its agreement and supersedes any prior agreement or understanding relating to the subject matter hereof, including the Letter of Intent. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective personal representatives, executors, administrators, heirs, successors, and permitted assigns. Any amendment to this Agreement shall not be effective unless contained in a writing signed by all parties hereto.

     20. GOVERNING LAW; FORUM AND VENUE. This Agreement and the agreements contemplated hereby shall be construed in accordance with and governed by the laws of the State of Connecticut without giving effect to the principles of conflict of law and any arbitration or action brought to enforce or interpret this Agreement shall be brought and maintained in the a court of competent jurisdiction in Connecticut

     21. DESCRIPTIVE HEADINGS. The descriptive headings of the separate sections of this Agreement are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

     22. SEVERABILITY. If any provision of this Agreement is held contrary to any federal, state, or local law, the invalidity of such provision shall not affect any other provision of this Agreement, and the remaining provisions hereof shall continue in full force and effect and unmodified hereby. Any restriction or obligation contained herein which cannot be enforced to its full extent shall be enforced to the maximum extent permitted by law.

            (Remainder of this page intentionally left blank)

          IN WITNESS WHEREOF, this Agreement has been executed on the date written above.

                              Host:

                              HOST AMERICA CORPORATION, a
                              Colorado corporation


                              By: /s/ GEOFFREY W. RAMSEY
                                  -----------------------------------
                              Its: CEO, Pres
                                  -----------------------------------


                              Lindley:

                              LINDLEY FOOD SERVICE
                              CORPORATION, a  Connecticut
                              corporation


                              By: /s/ MARK J. CERRETA
                                  -----------------------------------
                              Its: PRESIDENT
                                  -----------------------------------


                              SHAREHOLDERS:


                              /s/ GILBERT J. ROSSOMANDO
                              ---------------------------------------
                              Signature

                              Printed Name: GILBERT J. ROSSOMANDO


                              /s/ MARK J. CERRETA
                              ---------------------------------------
                              Signature

                              Printed Name: MARK J. CERRETA

                            INDEX OF EXHIBITS
                            -----------------



Exhibit A                     Interim Statements and Unaudited Financial
                              Statements

Exhibit B                     Registration Rights Agreement

Exhibit C                     Shareholder Voting Agreement

Exhibit D                     Example of Earnout Payment Calculation

Exhibit E                     March 31 Balance Sheet and adjustments to
                              Net Equity

                           INDEX OF SCHEDULES
                           ------------------

Schedule                      Description
--------                      -----------

2.                            Schedule of Selling Shareholders

3.c.(1)                       Title of Lindley Common Stock

3.c.(2) Other securities, commitments and agreements relating to Lindley Common Stock and Lindley Preferred Stock

3.e                           Status of Lindley Common Stock

3.k                           Undisclosed Liabilities

3.m                           Intellectual Property

3.n.(1)                       Real Property Leases

3.n.(2)                       Equipment Leases

3.o                           Litigation

3.p                           Employment Agreements

3.r                           Operation in the Ordinary Course

3.v                           Material Contracts

3.w                           Licenses, Trademarks and Trade Names

3.x                           Approvals Required

3.y                           Employees; Employee Benefit Plans

3.aa                          Insurance

3.bb                          Bank Accounts

3.cc                          Customers

3.ee                          Termination of Agreements

Schedule                      Description
--------                      -----------

3.ff.(1)                      Facilities and Offices

3.ff.(2)                      Fixed Assets

4.c.(1) Other securities, commitments and agreements relating to Host Common Stock